Exhibit 10.1

AMENDMENT NO. 1 TO

Cellectar Biosciences, Inc.

2021 STOCK INCENTIVE PLAN

This Amendment No. 1 (this “Amendment”) to the 2021 Stock Incentive Plan (the “Plan”) of Cellectar Biosciences, Inc. (the “Company”) is effective as of the date of approval by the Board of Directors of the Company (the “Board”), contingent on the approval of the stockholders of the Company (the “Stockholders”). All capitalized terms used but not defined in this Amendment shall have the meanings assigned to such terms in the Plan.

W I T N E S S E T H:

WHEREAS, Section 14 of the Plan reserves to the Board the right to amend the Plan at any time;

WHEREAS, Nasdaq Listing Rule 5635(c) requires that a Nasdaq listed company seek stockholder approval when it materially amends an equity compensation plan such as the Plan;

WHEREAS, the Plan initially authorized up to 6,000,000 shares of Stock to be issued in respect of Awards granted under the Plan, subject to adjustment as provided in the Plan, plus the number of shares available under the Company’s 2015 Plan and 2006 Plan; and

WHEREAS, the Board and the Stockholders desire to increase the number of shares of Stock available for issuance under the Plan by 5,000,000 shares.

NOW, THEREFORE, the Plan is hereby amended as follows:

RESOLVED, Section 3(a) of the Plan is hereby amended and restated in its entirety, to read as follows:

“(a) Shares Issuable. The maximum number of shares of Stock which may be issued in respect of Awards (including Stock Appreciation Rights) granted under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in this Section 3, shall be 11,000,000 shares, plus an additional number of shares, that are currently available under the Company’s Amended and Restated 2015 Stock Incentive Plan (the “2015 Plan”) and Amended and Restated 2006 Stock Incentive Plan (the “2006 Plan”) or may be added back to the Plan pursuant to the next sentence, in each case subject to adjustment upon changes in capitalization of the Company as provided in this Section 3. All of the shares described in the previous sentence may be granted as Incentive Stock Options. For purposes of this limitation, the shares of Stock underlying any Awards, or awards under the 2015 Plan or 2006 Plan, as applicable, which are forfeited, cancelled, reacquired by the Company or otherwise terminated (other than (i) Shares tendered as payment for an option exercise; (ii) Shares withheld to cover taxes; (iii) Shares added back that have been repurchased by the Company using stock option proceeds; and (iv) stock-settled awards where only the actual shares delivered count against the Plan) shall be added back to the shares of Stock with respect to which Awards may be granted under the Plan. Shares issued under the Plan may be authorized but unissued shares or shares reacquired by the Company.”; and

RESOLVED FURTHER, except as set forth herein, the Plan shall remain in full force and effect without modification.

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